Exhibit 10.23
GENERAL RELEASE and WAIVER AGREEMENT
     This GENERAL RELEASE and WAIVER AGREEMENT (“Agreement”) is made this 30th day of November 2007, by and between US POWER GENERATING COMPANY (“USPG”), with headquarters located at 505 Fifth Avenue, 21st Floor, New York, New York 10017, and DONNA BRANDIN (“Brandin”), residing at 4 Cushman Road, Rosemont, Pennsylvania, 19010.
     1. Brandin’s employment with USPG is terminated effective November 30, 2007 (the “Separation Date”).
     2. USPG will make a severance payment to Brandin in the amount of Four Hundred Fifty-eight Thousand, Five Hundred Ninety-nine dollars and Twenty cents ($458,599.20), less customary applicable taxes and withholdings (the “Severance Payment”). The Severance Payment shall be made in lump-sum to Brandin promptly following USPG’s first payroll cycle in January 2008.
     3. USPG agrees to provide Brandin executive level outplacement services for a period of up to twelve (12) months following the Separation Date, or less if she secures full-time employment earlier, to be paid by USPG.
     4. USPG will pay Brandin Seventeen Thousand, Three Hundred Seven dollars and Sixty-nine cents ($17,307.69), less customary applicable taxes and withholdings, comprising payment in full for all earned but unpaid compensation and accrued unused vacation days. Such payment shall be made in lump-sum to Brandin promptly following USPG’s first payroll cycle in January 2008. Except as specifically provided herein or as otherwise required by law, all of Brandin’s employment-related benefits whatsoever terminate as of the Separation Date.
     5. Brandin agrees not to make any statement, written or oral, which disparages USPG, its products or services or its subsidiary, affiliated, predecessor and related companies and their owners, stockholders, partners, assigns, agents, directors, officers, employees, representatives, contractors and consultants, and all persons acting by, through, under or in concert with any of them. USPG agrees that neither it nor or its subsidiary or affiliated companies, their directors, officers, employees, representatives, agents, contractors or consultants will make any statement, written or oral, which disparages Brandin. Both parties agree that neither will make any public statement of any kind concerning Brandin’s employment or termination thereof other than to state in neutral terms that Brandin’s separation from USPG was amicable.
     6. USPG agrees to provide a neutral reference to prospective future employers, confirming Brandin’s employment, title and salary.
     7. For good and valuable consideration received under this Agreement, including but not limited to the Severance Payment, outplacement services and neutral reference set forth in paragraphs 2, 3, and 6, Brandin, together with her heirs, distributees, successors, assigns, estate and representatives, irrevocably, unconditionally and generally releases, acquits and forever discharges USPG, its subsidiary, affiliated, predecessor and related companies and each of their owners, stockholders, partners, assigns, agents, directors, officers, employees, representatives, contractors and consultants and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), including but not limited to Argus Management Corporation, its officers and employees, from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, debts and expenses (including attorney’s fees and costs) of any nature and arising out of or relating to any matter or thing whatsoever, whether known or unknown, from the beginning of the world through the date of this Agreement, including but not limited to any and all claims arising from or in connection with:
a.	The terms, conditions and privileges of Brandin’s employment and the termination thereof;

b.	Employment discrimination of any kind, whether under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the New York State Human Rights Law, the New York City Human Rights Law, or any other statute, law, ordinance or regulation;

c.	The Employees Retirement Income Security Act of 1974;

d.	The Family and Medical Leave Act of 1990;

e.	The New York State Labor Law;

f.	Any other statute, law, ordinance, regulation, order, guideline, interpretation or standard; and

g.	Any and all common law causes of action, rights or claims, whether founded in tort, contract (whether oral, written or implied), public policy, estoppel, specific performance, unpaid wages or benefits, violation of covenant of good faith and fair dealing, wrongful termination, constructive discharge, misrepresentation, defamation, libel, slander, invasion of privacy, fraud, intentional or negligent infliction of emotional distress, interference with prospective economic advantage, interference with contractual relations, assault, battery or any other common law or equitable basis of action.
     8. Brandin understands and agrees that the consideration provided under paragraphs 2, 3 and 6 of this Agreement is in addition to anything of value to which she is otherwise entitled. Brandin acknowledges and agrees that all payments for wages and accrued benefits due to have been paid by USPG have been received by her, and that there are no further obligations of USPG to Brandin, except as otherwise may be specifically set forth in this Agreement. Except as provided herein, Brandin shall not be entitled to any other compensation or benefits from USPG. Brandin specifically acknowledges that she will not receive and has no rights to receive an incentive performance bonus or stock appreciation rights under USPG’s long term incentive plan.
     9. USPG irrevocably, unconditionally and generally releases, acquits and forever discharges Brandin from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, debts and expenses (including attorney’s fees and costs) of any nature and arising out of or relating to any matter or thing whatsoever, whether known or unknown, from the beginning of the world through the date of this Agreement, except USPG does not release Brandin from any such claims that may arise in the future or from any claims or suits to remedy a breach of Brandin’s obligations under the terms of this Agreement.
     10. Brandin acknowledges that during the course of her employment with USPG she had access to Confidential Information belonging to or relating to the Released Parties. “Confidential Information” shall mean proprietary and confidential information concerning the business, business relationships or financial affairs of the Released Parties, which Brandin was told is confidential or which by its nature is proprietary and confidential and not generally known to the public, whether such information is written, oral, visual, electronic or any other form, including but not limited to information regarding research and development activities, strategic planning, product and marketing plans, databases, financial data, employee data, research data, technical data and specifications, pricing information, customer and supplier information, inventions or works owned or controlled by the Released Parties, and information disclosed to the Released Parties or to Brandin by third parties of a proprietary or confidential nature or under an obligation of confidence.
     Brandin acknowledges that all Confidential Information shall remain the exclusive property of the Released Parties or the third party who provided such information or materials to the Released Parties or Brandin and that she has returned to USPG all copies of any Confidential Information in her possession or under her control in whatever format or medium. Brandin agrees that she shall not publish, disclose, transmit or otherwise make available to any third party any Confidential Information, except as expressly authorized in writing by the appropriate Released Parties or except to the extent required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that Brandin shall notify USPG promptly of such requirement prior to such disclosure so that USPG may seek a protective order or other appropriate remedy concerning such disclosure, and Brandin shall cooperate with USPG in connection therewith. Brandin further agrees that she shall not use Confidential Information for her own benefit or the benefit of any third party.
     11. Brandin represents that she has returned to USPG all originals and copies of USPG documents and all other USPG property in her possession, including without limitation, keys, access cards, personal computer, cellular phone, computer files, database information, client information, sales documents, pricing information, strategic plans, business plans, client proposals, financial statements, budgets and forecasts, and any similar information. Brandin agrees that she will leave intact all of the USPG’s electronic files, including those that she developed or helped develop during her employment with USPG.
     12. Brandin shall not, at any time prior to the Separation Date or for twelve (12) months thereafter, directly or indirectly solicit, induce, or encourage any employee of USPG or its subsidiary or affiliated companies or any consultant or independent contractor performing services for USPG or its subsidiary or affiliated companies to leave USPG’s employ or to become employed by or perform services for any other entity.
     13. Brandin shall keep the terms and conditions of this Agreement confidential, except that Brandin may discuss this Agreement with her attorney, accountant, business and/or stock advisor, and members of her immediate family or others residing with her, provided, in all such cases, each such person agrees to keep the information confidential and not to disclose it to others, except as required by law or lawfully served subpoena.

     14. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Brandin or USPG. The laws of the State of New York will govern any dispute about this Agreement without regard to its conflict of laws rules. Any and all actions arising out of this Agreement shall be brought and heard in the state and federal courts of the State of New York and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts. If for any reason any part of this Agreement shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.
     15. This Agreement shall be binding upon Brandin and her heirs, administrators, representatives, and executors, and upon USPG and its successors and assigns. Brandin’s obligations herein are personal and may not be assigned.
     16. This Agreement constitutes the entire agreement between USPG and Brandin, and all previous agreements or promises between them are superseded and void. This Agreement may be modified only by a written agreement signed by Brandin and an officer of USPG.
     17. Brandin expressly understands and acknowledges that she has been informed in writing by USPG that:
a.	She is advised to consult an attorney of her choosing with regard to this Agreement prior to executing it;

b.	This Agreement contains a general release of all claims she has, had, or may have against the Released Parties, including but not limited to claims under the Age Discrimination in Employment Act of 1967, as amended, but Brandin is not waiving any claims that may arise in the future following her execution of this Agreement;

c.	She has twenty-one (21) days to consider this Agreement;

d.	Notwithstanding her right to consider this Agreement for 21 days, if she signs it before the expiration of the 21-day period, she does so knowingly and voluntarily and expressly waives her right to consider this Agreement for the balance of such period; and

e.	She may revoke this Agreement during the seven (7) days immediately following her execution of the Agreement and, if she so revokes the Agreement, it shall be null and void, and neither she nor USPG shall have any further obligation under the Agreement.
     18. This Agreement may be revoked by Brandin within seven (7) days of her execution of it by written notice to USPG, delivered to the Vice President, Human Resources at USPG’s address above stated or by fax to (212) 792-0899. In the event that Brandin exercises her right to revoke this Agreement within such 7-day period, the entire Agreement shall be null and void. Therefore, this Agreement shall not be effective or enforceable against either party until the expiration of such 7-day period and non-revocation by Brandin.

     WHEREFORE, the parties have made and executed this Agreement on the date first set forth.

US POWER GENERATING COMPANY

By:	/s/ Jacob J. Worenklein	/s/ Donna Brandin Donna Brandin
     On this 30th day of November, 2007, before me personally came Donna Brandin, to me known and known to me to be the person whose name is subscribed to the foregoing instrument, and who acknowledged that she had executed the same for the purposes and considerations therein expressed.
/s/ Stephanie Villegas-Gomez

Notary Public